Exhibit 10.28

RESTRICTED STOCK UNIT AGREEMENT

Grantee: Ramesh Srinivasan	Grant Date: December 14, 2012

Plan: 2010 Long-Term Incentive Plan	Number of Units: 66,122 (target)

RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the Grant Date specified above between Bally Technologies, Inc., a Nevada corporation (the “Company”), and the Grantee specified above, pursuant to the Plan specified above as in effect and as amended from time to time.

1.                                            Incorporation By Reference. This Agreement is subject in all respects to the terms and provisions of the Plan, all of which are by this reference made a part of and incorporated in this Agreement.  Any capitalized term not defined in this Agreement shall have the meaning ascribed to it in the Plan.  If and to the extent this Agreement and the Plan conflict, the Plan shall control.

2.                                            Grant of Restricted Stock Units. The Company grants to the Grantee, as of the Grant Date specified above, an award of a number of restricted stock units equal to the Number of Units specified above (the “Restricted Stock Units”).  Each Restricted Stock Unit represents the right of the Grantee to receive one share of the common stock, $.10 par value, of the Company (the “Shares”) pursuant to the terms and conditions of this Agreement.

3.                                            Vesting of the Restricted Stock Units. Except as otherwise provided in the Employment Agreement, dated as of November 14, 2012, between the Company and the Grantee, as amended from time to time (the “Employment Agreement”), the Restricted Stock Units shall vest (i.e., become nonforfeitable) in accordance with Appendix A, attached hereto, so long as the Grantee remains in continuous service with the Company through any applicable vesting date.  Restricted Stock Units that have vested and are no longer subject to forfeiture are referred herein to as “Vested Units.”  Restricted Stock Units that have not yet vested and thus remain subject to forfeiture are referred herein to as “Unvested Units.”

4.                                            Settlement of Restricted Stock Units.  Each Vested Unit will be settled by the delivery of one Share (subject to adjustment under the Plan) to the Grantee or, in the event of the Grantee’s death, to the Grantee’s estate, heir or beneficiary, on the applicable vesting date; provided that the Grantee has satisfied all of the tax withholding obligations in connection with the vesting of the award, and that the Grantee has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares.  No fractional shares will be issued under this Agreement.

5.                                            Rights as a Stockholder. The Grantee shall have no rights as a stockholder (including, without limitation, any voting rights with respect to the Shares subject to the Restricted Stock Units) with respect to either the Restricted Stock Units granted hereunder or the Shares underlying the Restricted Stock Units, unless and until such Shares are issued in respect of Vested Units, and then only to the extent of such issued Shares.

6.                                            Forfeiture of Unvested Units. Except as otherwise provided in the Employment Agreement or any amendment thereto, if the Grantee’s service with the Company ceases, all Unvested Units shall be immediately forfeited.

7.                                            Withholding Taxes. The Company has the right to deduct or otherwise effect a withholding of the amount of any taxes (including, but not limited to, any FICA, FUTA, and similar taxes) required by federal, state, local or foreign laws to be withheld or otherwise deducted and paid with respect to the grant, vesting or settlement of the Restricted Stock Units; or, in lieu of such withholding, to require that the Grantee pay to the Company in cash (or, at the sole discretion of the Board or the Committee, in the form of Shares) the amount of any taxes required to be withheld or otherwise deducted and paid by the Company or its Subsidiary in connection with the grant, vesting or settlement of the Restricted Stock Units.  Unless the tax withholding obligations of the Company or any affiliate are satisfied, the Company will have no obligation to issue a certificate for any of the Shares subject to the Restricted Stock Units (whether vested or unvested).

8.                                            Non-transferability. Neither the Grantee nor the Grantee’s beneficiaries shall sell, exchange, transfer, assign, or otherwise dispose of any Restricted Stock Units (whether vested or unvested) or any rights or interests therein (including any Shares subject to Restricted Stock Units (whether vested or unvested) that have not yet been delivered to the Grantee).  The Grantee shall not pledge, encumber, or otherwise hypothecate the Restricted Stock Units (whether vested or unvested) or any rights or interests therein (including any Shares subject to Restricted Stock Units (whether vested or unvested) that have not yet been delivered to the Grantee) in any way at any time.  The Restricted Stock Units (and any undelivered Shares subject thereto) shall not be subject to execution, attachment, or similar legal process.  Any attempted sale, pledge, or other disposition of the Restricted Stock Units (or any undelivered Shares subject thereto) in violation of this paragraph shall be void and of no force or effect.

9.                                            Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties and supersedes other oral and written agreements previously entered into by the parties concerning the same subject matter.  This Agreement may be modified or rescinded only with the written consent of both parties.

10.                                     Governing Law. Nevada law shall govern this Agreement and its interpretation.  The issuance of the Restricted Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules, and regulations (including but not limited to the Securities Act, the Exchange Act, and the respective rules and regulations promulgated thereunder) and any other applicable law or regulation.

11.                                     Binding Effect. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns.

12.                                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

BALLY TECHNOLOGIES, INC.

By:	/s/ Neil Davidson	/s/ Ramesh Srinivasan
	Neil Davidson	Ramesh Srinivasan

Appendix A

The Restricted Stock Units shall vest as follows, subject to continued employment through the applicable vesting date.

1)                                     Vesting.

a)                                     For each Performance Period:

i)                                         22,040 Restricted Stock Units shall vest if the CAGR of the Company’s TSR is 10 percent;

ii)                                      11,020 Restricted Stock Units shall vest if the CAGR of the Company’s TSR is 8 percent;

iii)                                   11,021 to 22,039 Restricted Stock Units (subject to linear interpolation) shall vest if the CAGR of the Company’s TSR is between 8 to 10 percent; and

iv)                                  0 Restricted Stock Units shall vest if the CAGR of the Company’s TSR is below 8 percent.

b)                                     Any Restricted Stock Units that could have, but did not vest in the first or second Performance Period, shall vest at the end of the second or third Performance Period, as applicable, as follows:

i)                                         100 percent if the CAGR of the Company’s TSR is 10 percent;

ii)                                      50 percent if the CAGR of the Company’s TSR is 8 percent; and

iii)                                   50 to 100 percent (subject to linear interpolation) if the CAGR of the Company’s TSR is between 8 to 10 percent.

2)                                     Definitions.

a)                                     “CAGR” shall mean Compound Annual Growth Rate from the Starting Stock Price to the Closing Stock Price.

b)                                     “Closing Stock Price” shall mean the average closing stock price over the 20-day trading period ending on the last trading day of the applicable Performance Period.

c)                                      “Performance Period” shall mean each of the following three periods: December 14, 2012 – December 13, 2013, December 14, 2013 – December 13, 2014 and December 14, 2014 – December 13, 2015.

d)                                     “Starting Stock Price” shall mean the average closing stock price over the 20-day trading period ending on the Grant Date.

e)                                      “TSR” mean Total Shareholder Return.